Capital Alliance Income Trust Announces Proxy Results and Continued Profitability

SAN FRANCISCO, CA -- 07/02/2008 -- Capital Alliance Income Trust Ltd. ("CAIT") (AMEX: CAA), a specialty lender organized as a real estate investment trust ("REIT"), held its Annual Shareholder Meeting this morning. The previously scheduled meeting date of July 25, 2008 was adjourned to allow additional shareholders to participate in the shareholder vote.

The July 2, 2008 Annual Shareholder's meeting commenced at 10:00 am at the Company's headquarters in San Francisco, California. The Company announced that Mr. Richard J. Wrensen and Mr. James L. Grainer were re-elected as Class III directors for a term of three years and that the Shareholder's approved the Company's name change to "Eastern Light Capital, Incorporated." The name change will be fully implemented during the third quarter of 2008.

During the Annual Shareholders Meeting, Chairman and Chief Executive Officer, Richard J. Wrensen, stated, "This year's first quarter operating results were profitable and we also expect to report a profitable second quarter." The Company will report second quarter operating results on or about August 12, 2008. Earlier this year the Company also forecast a profit for its twelve month fiscal year ending December 31, 2008.

About Capital Alliance Income Trust

CAIT is a specialty lender, organized as a REIT that has invested in high yielding, mortgage loans located primarily in California. Until 2007, CAIT was externally managed. Historically, only residential loans with a combined loan-to-value of 75% or less were originated for CAIT's mortgage investment portfolio. Due to the suspension of CAIT's mortgage banking business, unsold mortgages with a loan-to-value greater than 75% were transferred to CAIT and are currently part of CAIT's core portfolio.

Safe Harbor Statement under the Securities Litigation Reform Act of 1995

This document contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. CAIT's actual results, operations and liquidity may differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of CAIT's investments and unseen factors. As discussed in CAIT's filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable investments, fluctuations in and market expectations of fluctuations in interest rates and levels of mortgage payments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, the liquidity of secondary markets and credit markets, increases in costs and other general competitive factors.

Contact:
Capital Alliance Income Trust Ltd., San Francisco
Gregory Bronshvag
Vice President and Corporate Secretary
(415) 288-9595
IR@caitreit.com
www.caitreit.com